NYSE: FCF Acquisition of  Foundation Bank January 10, 2018 NYSE: FCF

NYSE: FCF Forward‐looking Statements 2 This presentation contains forward‐looking statements relating to plans, expectations, goals, projections and benefits of  the merger transaction between First Commonwealth Financial Corporation and Garfield Acquisition Corp.  Such  statements are based on assumptions and involve risks and uncertainties, many of which are beyond our control.  In  addition to factors previously disclosed in reports filed by First Commonwealth with the Securities and Exchange  Commission, risks and uncertainties relating to the merger transaction and the integration of Foundation Bank into First  Commonwealth after the merger include, but are not limited to:   • the possibility that any of the anticipated benefits of the proposed merger will not be realized or will not be realized  within the expected time period;  • the risk that integration of Foundation Bank’s operations with those of First Commonwealth will be materially delayed  or will be more costly or difficult than expected;  • the inability to close the merger in a timely manner;  • diversion of management's attention from ongoing business operations and opportunities;  • the failure to satisfy other conditions to completion of the merger, including receipt of required regulatory and other  approvals; the failure of the proposed merger to close for any other reason;  • the challenges of integrating and retaining key employees;  • the effect of the announcement of the merger on First Commonwealth’s, Foundation Bank’s or the combined  company's respective customer relationships and operating results; and • the possibility that the merger may be more expensive to complete than anticipated, including as a result of  unexpected factors or events; and general competitive, economic, political and market conditions and fluctuations.  All forward‐looking statements included in this presentation are made as of the date hereof and are based on information  available at the time of the filing.  Except as required by law, First Commonwealth assumes no obligation to update any  forward‐looking statement.

NYSE: FCF Franchise‐Enhancing Acquisition in Desirable Cincinnati MSA 3 Financial (for the quarter ended 9/30/17)  Total Assets:  $216 million  Total Loans:  $189 million  Total Deposits:  $145 million  Total Book Value: $42.8 million  Total Intangibles: $4.4 million  ROAA1: 1.06%  NPAs/Assets:  0.65% Transaction Terms / Assumptions  FCF to issue approximately 2.75 million shares and  $17.4 million of cash (70% stock, 30% cash)  Approximate deal value of $58 million  1.7% loan mark; 40% cost savings, 50% phase‐in in 2018  Combined restructuring charges of $3.1 million (pretax)  Immediately accretive to FCF’s tangible book value   Nominally accretive to FCF’s earnings Strategic Rationale  Cincinnati represents the next logical step in the  company’s Ohio expansion efforts:   Builds on FCF’s recent successful acquisitions in  northern and central Ohio  Strong Cincinnati market demographics and  growth potential  Another Ohio market management knows well  Expected to serve as a chassis from which FCF  can deliver commercial, mortgage and other  product offerings  Pro forma FCF Ohio deposits will total $1.4 billion2 FCF Branches (137) FCF Mortgage LPO (2) FCF Commercial LPO (1) Foundation Bank Branches (5) Pro Forma Branch Map 1. Tax effected at 21%; 0.87% ROAA tax effected at 35% 2. Pro forma as of September 30, 2017 Source: S&P Global Market Intelligence